Exhibit 99

For Immediate Release

Allstate Reports 2003 Third Quarter Net Income of $691 Million,
177% Increase in Net Income EPS,
25% Increase in Operating Income EPS

NORTHBROOK, Ill., October 15, 2003—The Allstate Corporation (NYSE: ALL) today reported for the third quarter of 2003:

Consolidated Highlights1

	Three Months Ended September 30,
			Change
(in millions, except per share amounts and ratios)
	Est. 2003	2002	$ Amt	%
Consolidated revenues	$8,127	$7,239	888	12.3
Net income	691	248	443	178.6
Net income per diluted share	0.97	0.35	0.62	177.1
Operating income[1]	638	516	122	23.6
Operating income per diluted share[1]	0.91	0.73	0.18	24.7
Property-Liability combined ratio	95.9	98.1	—	(2.2) pts
Book value per diluted share	27.45	25.17	2.28	9.1

  •
  Property-Liability Premiums written1 grew 5% over the third quarter of 2002. Allstate brand standard auto and homeowners new business premiums written increased 33% and 55%, respectively.

  •
  Property-Liability Underwriting income1 increased $144 million in the third quarter to $255 million from $111 million in the third quarter of 2002 due to higher premiums earned, continued favorable auto and homeowners loss frequencies and severities and favorable Allstate Protection prior year reserve reestimates, partially offset by prior year reserve strengthening in the Discontinued Lines and Coverages segment and higher catastrophes.

  •
  Asbestos reserves were strengthened by $442 million, significantly improving the three-year average survival ratio.

  •
  Catastrophe losses in the third quarter increased significantly to $378 million compared to an unusually low $96 million in the third quarter of 2002.

  •
  Allstate Financial had record Premiums and deposits1 of $4.0 billion, 35% over the prior year third quarter.

  •
  Allstate is increasing operating income per diluted share guidance1 for 2003 (excluding restructuring charges and assuming the level of average expected catastrophe losses used in pricing for the remainder of the year) to the range of $3.65 to $3.80.

"This has been an outstanding quarter for Allstate," said Chairman, President and CEO Edward M. Liddy. "Our goal has been to drive consistent top line and bottom line growth, and we have clearly demonstrated our ability to do just that. This quarter marks the second in a row that we have shown stronger unit growth in our core businesses and each passing quarter yields additional evidence that we are strongly

1
Measures used in this release that are not based on generally accepted accounting principles ("non-GAAP") are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the Definitions of Non-GAAP and Operating Measures section of this document.

positioned for long-term sustainable profitability and growth. In particular, our core Allstate brand standard auto and homeowners insurance lines policies in force showed overall positive unit growth compared to the second quarter, and new business growth in these two lines was especially strong. Standard auto and homeowners new business premiums written increased 33% and 55%, respectively over the third quarter of last year. The increase for standard auto is due in part to our new standard auto rating plan in the state of California, which is allowing us to be more competitive and to offer insurance to more consumers in the state. Our homeowners new business written premium reflects increases across the country. For both lines, in most markets we are competitively priced and have improving growth trends, which we expect to continue as we fully execute our marketing and advertising strategies.

"We remain disciplined about running our business as efficiently as possible and continue to pay close attention to expenses. Our strategy of better aligning our agency force with the goals of the company is proving effective and as we improve our profitability we will continue to reward our agents and share our success with them.

"We have been successful in seeking and gaining approvals for rate increases that support our projected loss cost trends and return targets and we remain committed to growing without sacrificing profitability. In September, we announced an agreement with the Texas Department of Insurance to take a rate decrease for homeowners insurance. We believe this to be an isolated situation that is largely driven by the uniqueness of that state's regulatory environment.

"During the quarter, Allstate Protection continued to benefit from better than expected auto and homeowners loss frequency and severity trends. Catastrophe losses were much higher this quarter, largely a result of losses suffered by our policyholders in the path of Hurricane Isabel in September and the severe weather in the Midwest in July. This is the nature of our business and thousands of Allstate agents and claim adjusters have been committed to restoring the lives of our customers during the quarter.

"As is our practice in the third quarter, we completed our annual comprehensive "ground up" review of Discontinued Lines and Coverages, resulting in strengthened reserves for our asbestos liabilities. We believe that our reserves are appropriately established based on assessments of all pertinent factors and assuming no change in the legal, legislative or economic environment. These reserve actions significantly improved our survival ratio to a level we consider a strong asbestos reserve position.

"Allstate Financial achieved record levels for premiums and deposits, reaching $4 billion in the quarter. Allstate Financial launched a new suite of registered fixed annuities, including an innovative equity indexed annuity, late in the third quarter. As with Allstate Protection, Allstate Financial is committed to growing the business while maintaining pricing and risk management discipline. Allstate Financial operating income, compared to third quarter of 2002, was up 21% to $135 million. The third quarter of 2002, however, included a charge for acceleration of deferred acquisition costs for certain investment and retirement products.

"We are very optimistic about the future of the business. Our strategy of becoming better and bigger in our protection business and broader in our ability to provide a range of financial services to middle America remains sound and we continue to successfully execute the strategy. Simply put—we very much like our competitive position in all our businesses and remain very focused on delivering sustainable results. We are confident in our ability to do just that."

Summary of Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	Est. 2003	2002	Est. 2003	2002	Discussion of Results for the Three Months Ended September 30
($ in millions, except per share amounts)
Consolidated revenues	$8,127	$7,239	$23,887	$21,992	<	Realized capital gains and higher Premiums earned in Property-Liability.
Operating income	638	516	1,910	1,457	<	Increased Property-Liability Underwriting income, after-tax of $93 and Allstate Financial Operating income of $23.
Realized capital gains and losses, after-tax	62	(266)	46	(437)	<	See the Components of realized capital gains and losses (pretax) table.
Cumulative effect of change in accounting principle, after-tax	(1)	—	(1)	(331)	<	Adoption of FIN No. 46 for variable interest entities in 2003 and SFAS No. 142 for goodwill impairment in 2002.
Net income	691	248	1,944	687	<	Realized capital gains and higher operating income.
Net income per share (diluted)	0.97	0.35	2.75	0.97
Operating income per share (diluted)	0.91	0.73	2.71	2.05	<	Compared to First Call mean estimate of $0.88, with a range of $0.74 to $1.01.
Weighted average shares outstanding (diluted)	706.0	708.1	705.9	711.3	<	During the first nine months of 2003, Allstate purchased 3.26 million shares of its stock for $111.12 million, or an average cost per share of $34.03.
Return on equity	12.9	5.4	12.9	5.4	<	See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.
Operating income return on equity[1]	16.0	11.5	16.0	11.5	<	See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.
Book value per diluted share	27.45	25.17	27.45	25.17	<
						At September 30, 2003 and 2002 unrealized gains and losses on fixed income securities, after-tax, totaling est. $2,478 and $2,307, respectively, represented $3.51 and $3.27, respectively, of book value per diluted share.

  •
  Book value per diluted share increased 10.9% compared to December 31, 2002.

Property-Liability Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	Est. 2003	2002	Est. 2003	2002	Discussion of Results for the Three Months Ended September 30
($ in millions, except ratios)
Property-Liability Premiums written	$6,629	$6,305	$18,988	$18,063	<	See the Property-Liability Premiums written by market segment table and the Property-Liability net rate changes approved table.
Property-Liability revenues	6,756	6,082	19,794	18,287	<	Premiums earned up $326 or 5.5% in the third quarter.
Underwriting income	255	111	849	133	<
						Higher Premiums earned, continued favorable auto and homeowners frequencies and severities and favorable Allstate Protection prior year reserve reestimates, partially offset by higher Discontinued Lines and Coverages prior year reserve strengthening and catastrophes. See the Effect of pretax prior year reserve reestimates on the combined ratio table and the Discontinued Lines and Coverages Reserves section of this document.
Net investment income	417	429	1,242	1,256	<	Higher portfolio balances due to positive cash flows from operations, offset by lower yields and lower income from partnerships.
Operating income	533	430	1,647	1,139	<	Underwriting income after-tax up $93.
Realized capital gains and losses, after-tax	70	(160)	120	(240)	<	See the Components of realized capital gains and losses (pretax) table.
Cumulative effect of change in accounting principle, after-tax	(1)	—	(1)	(48)	<	Adoption of FIN No. 46 for variable interest entities in 2003 and SFAS No. 142 for goodwill impairment in 2002.
Net income	603	270	1,769	856	<	Realized capital gains and higher operating income.
Catastrophe losses	378	96	1,077	494	<	Higher losses due to Hurricane Isabel in September and severe weather in the Midwest in July.
Ratios:
Property-Liability combined ratio	95.9	98.1	95.4	99.2
Effect of Discontinued Lines and Coverages	7.6	2.7	3.1	0.9
Allstate Protection combined ratio	88.3	95.4	92.3	98.3
Effect of catastrophe losses	6.1	1.6	5.9	2.8

  •
  Allstate brand standard auto and homeowners policies in force (PIF) increased 0.9% and 1.3%, respectively, from June 30, 2003 levels, driving the second sequential quarterly increase in standard auto PIF and the fourth consecutive quarterly increase in homeowners PIF. For standard auto, 35 states representing 88.1% of the PIF had positive sequential growth compared to June 30, 2003 levels. For homeowners, 38 states representing 92.1% of the PIF had positive sequential growth compared to June 30, 2003. Three of the largest states, California, Texas and Florida, each had positive sequential PIF growth in both of these lines in the third quarter.

  •
  In addition to higher new business premiums written during the third quarter of 2003 compared to the prior year third quarter, retention ratios also increased for the Allstate brand to 90.3 for standard auto and 87.8 for homeowners as of September 30, 2003. This compares to 89.1 for standard auto and 87.7 for homeowners as of September 30, 2002, and 89.9 for standard auto and 87.3 for homeowners as of June 30, 2003.

Allstate Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	Est. 2003	2002	Est. 2003	2002	Discussion of Results for the Three Months Ended September 30
($ in millions)
Premiums and deposits	$4,000	$2,958	$9,792	$9,073	<	Strong sales across all products, with significant increases in institutional products and fixed annuities. See the Allstate Financial Premiums and deposits table.
Allstate Financial Revenues	1,358	1,142	4,051	3,657	<	Lower realized capital losses, higher net investment income and higher premiums and contract charges.
Operating income	135	112	348	398	<	DAC unlocking in 2002 and increased investment margin partially offset by lower mortality margin in 2003.
Realized capital gains and losses, after-tax	(7)	(103)	(72)	(192)	<	See the Components of realized capital gains and losses (pretax) table.
Cumulative effect of change in accounting principle, after-tax	—	—	—	(283)	<	Adoption of SFAS No. 142 for goodwill impairment in 2002.
Net income	119	9	267	(77)	<	Lower realized capital losses and higher operating income.

  •
  Premiums and deposits were at a record level in the third quarter of 2003. Total premiums and deposits for the third quarter of 2003 increased 35.2% over the prior year third quarter due to strong sales across all products, with significant increases in institutional products and fixed annuities.

  •
  Net cash payments for Allstate Financial's variable annuity guaranteed minimum death benefits (GMDB) were $18 million for the third quarter of 2003, net of reinsurance, hedging gains and losses, and other contractual arrangements. This is $7 million more than payments made in the third quarter of 2002, and $9 million less than the second quarter of 2003 payments.

    GMDB values in excess of contractholders' account values, payable if all contractholders were to have died at September 30, 2003, were estimated to be $3.13 billion net of reinsurance, compared to $3.33 billion at June 30, 2003 and $4.07 billion at December 31, 2002.

  •
  The weighted average interest crediting rate on fixed annuity and interest-sensitive life products in force, excluding market value adjusted annuities, was approximately 85 basis points more than the underlying long term guaranteed rates on these products.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions, except per share data)	Est. 2003	2002	Percent Change	Est. 2003	2002	Percent Change
Revenues
Property-liability insurance premiums	$6,230	$5,904	5.5	$18,375	$17,411	5.5
Life and annuity premiums and contract charges	538	512	5.1	1,710	1,632	4.8
Net investment income	1,256	1,242	1.1	3,712	3,624	2.4
Realized capital gains and losses	103	(419)	(124.6)	90	(675)	(113.3)

Total revenues	8,127	7,239	12.3	23,887	21,992	8.6

Costs and expenses
Property-liability insurance claims and claims expense	4,506	4,391	2.6	13,184	13,253	(0.5)
Life and annuity contract benefits	424	388	9.3	1,380	1,213	13.8
Interest credited to contractholder funds	467	464	0.6	1,380	1,316	4.9
Amortization of deferred policy acquisition costs	1,015	966	5.1	2,989	2,777	7.6
Operating costs and expenses	716	710	0.8	2,197	2,008	9.4
Restructuring and related charges	19	40	(52.5)	56	95	(41.1)
Interest expense	70	67	4.5	204	204	—

Total costs and expenses	7,217	7,026	2.7	21,390	20,866	2.5

(Loss) gain on disposition of operations	(12)	—	—	(9)	7	—
Income from operations before income tax expense (benefit), dividends on preferred securities and cumulative effect of change in accounting principle, after tax	898	213	—	2,488	1,133	119.6
Income tax expense (benefit)	206	(37)	—	538	108	—

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after tax	692	250	176.8	1,950	1,025	90.2
Dividends on preferred securities of subsidiary trust	—	(2)	(100.0)	(5)	(7)	(28.6)
Cumulative effect of change in accounting principle, after tax	(1)	—	—	(1)	(331)	(99.7)

Net income	$691	$248	178.6	$1,944	$687	183.0

Net income per share — Basic	$0.98	$0.35		$2.76	$0.97

Weighted average shares — Basic	703.3	705.4		703.5	708.6

Net income per share — Diluted	$0.97	$0.35		$2.75	$0.97

Weighted average shares — Diluted	706.0	708.1		705.9	711.3

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions, except per share data)	Est. 2003	2002	Percent Change	Est. 2003	2002	Percent Change
Contribution to income
Operating income before the impact of restructuring and related charges	$650	$542	19.9	$1,946	$1,519	28.1
Restructuring and related charges, after-tax	12	26	(53.8)	36	62	(41.9)

Operating income	638	516	23.6	1,910	1,457	31.1
Realized capital gains and losses	62	(266)	(123.3)	46	(437)	(110.5)
(Loss) gain on disposition of operations	(8)	—	—	(6)	5	—
Dividends on preferred securities of subsidiary trust	—	(2)	(100.0)	(5)	(7)	(28.6)
Cumulative effect of change in accounting principle	(1)	—	—	(1)	(331)	(99.7)

Net income	$691	$248	178.6	$1,944	$687	183.0

Income per share (Diluted)
Operating income before the impact of restructuring and related charges	$0.93	$0.77	20.8	$2.76	$2.14	29.0
Restructuring and related charges, after-tax	0.02	0.04	(50.0)	0.05	0.09	(44.4)

Operating income	0.91	0.73	24.7	2.71	2.05	32.2
Realized capital gains and losses	0.08	(0.38)	(121.1)	0.06	(0.62)	(109.7)
(Loss) gain on disposition of operations	(0.01)	—	—	(0.01)	0.01	—
Dividends on preferred securities of subsidiary trust	—	—	—	—	(0.01)	(100.0)
Cumulative effect of change in accounting principle	(0.01)	—	—	(0.01)	(0.46)	(97.8)

Net income	$0.97	$0.35	177.1	$2.75	$0.97	183.5

Book value per share — Diluted	$27.45	$25.17	9.1	$27.45	$25.17	9.1

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended September 30, 2003 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total
Valuation of derivative instruments	$1	$33	$—	$34
Settlements of derivative instruments	(10)	6	—	(4)
Sales	126	(16)	(2)	108
Investment write-downs	(8)	(26)	(1)	(35)

Total	$109	$(3)	$(3)	$103

	Nine Months Ended September 30, 2003 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total
Valuation of derivative instruments	$6	$11	$—	$17
Settlements of derivative instruments	(2)	4	—	2
Sales	254	48	(3)	299
Investment write-downs	(81)	(146)	(1)	(228)

Total	$177	$(83)	$(4)	$90

	Three Months Ended September 30, 2002
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total
Valuation of derivative instruments	$(8)	$3	$—	$(5)
Settlements of derivative instruments	(97)	(9)	—	(106)
Sales	(115)	(51)	1	(165)
Investment write-downs	(31)	(107)	(5)	(143)

Total	$(251)	$(164)	$(4)	$(419)

	Nine Months Ended September 30, 2002
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total
Valuation of derivative instruments	$(32)	$(23)	$—	$(55)
Settlements of derivative instruments	(163)	(6)	—	(169)
Sales	(109)	(94)	—	(203)
Investment write-downs	(76)	(165)	(7)	(248)

Total	$(380)	$(288)	$(7)	$(675)

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2003	2002	Est. 2003	2002
Property-Liability
Premiums written	$6,629	$6,305	$18,988	$18,063

Premiums earned	$6,230	$5,904	$18,375	$17,411
Claims and claims expense	4,506	4,391	13,184	13,253
Amortization of deferred policy acquisition costs	905	814	2,590	2,399
Operating costs and expenses	546	548	1,697	1,532
Restructuring and related charges	18	40	55	94

Underwriting income	255	111	849	133

Net investment income	417	429	1,242	1,256
Income tax expense on operations	139	110	444	250

Operating income	533	430	1,647	1,139
Realized capital gains and losses, after-tax	70	(160)	120	(240)
Gain on disposition of operations, after-tax	1	—	3	5
Cumulative effect of change in accounting principle, after-tax	(1)	—	(1)	(48)

Net income	$603	$270	$1,769	$856

Catastrophe losses	$378	$96	$1,077	$494

Operating ratios
Claims and claims expense ratio	72.3	74.4	71.8	76.1
Expense ratio	23.6	23.7	23.6	23.1

Combined ratio	95.9	98.1	95.4	99.2

Effect of catastrophe losses on combined ratio	6.1	1.6	5.9	2.8

Effect of restructuring and related charges on combined ratio	0.3	0.7	0.3	0.5

Effect of Discontinued Lines and Coverages on combined ratio	7.6	2.7	3.1	0.9

Allstate Financial
Premiums and deposits	$4,000	$2,958	$9,792	$9,073

Investments including Separate Accounts assets	$74,890	$65,082	$74,890	$65,082

Premiums and contract charges	$538	$512	$1,710	$1,632
Net investment income	823	794	2,424	2,313
Contract benefits	424	388	1,380	1,213
Interest credited to contractholder funds	467	464	1,380	1,316
Amortization of deferred policy acquisition costs	104	158	368	380
Operating costs and expenses	169	159	498	472
Restructuring and related charges	1	—	1	1
Income tax expense on operations	61	25	159	165

Operating income	135	112	348	398
Realized capital gains and losses, after-tax	(7)	(103)	(72)	(192)
Loss on disposition of operations, after-tax	(9)	—	(9)	—
Cumulative effect of change in accounting principle, after-tax	—	—	—	(283)

Net income (loss)	$119	$9	$267	$(77)

Corporate and Other
Net investment income	$16	$19	$46	$55
Operating costs and expenses	71	69	206	208
Income tax benefit on operations	(25)	(24)	(75)	(73)

Operating loss	(30)	(26)	(85)	(80)
Realized capital gains and losses, after-tax	(1)	(3)	(2)	(5)
Dividends on preferred securities of subsidiary trust	—	(2)	(5)	(7)

Net loss	$(31)	$(31)	$(92)	$(92)

Consolidated net income	$691	$248	$1,944	$687

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions)	Est. 2003	2002	Percent Change	Est. 2003	2002	Percent Change
Consolidated Underwriting Summary
Allstate Protection	$726	$269	169.9	$1,411	$301	—
Discontinued Lines and Coverages	(471)	(158)	198.1	(562)	(168)	—

Underwriting income	$255	$111	129.7	$849	$133	—

Allstate Protection Underwriting Summary
Premiums written	$6,627	$6,303	5.1	$18,978	$18,056	5.1

Premiums earned	$6,228	$5,902	5.5	$18,364	$17,403	5.5
Claims and claims expense	4,036	4,232	(4.6)	12,618	13,082	(3.5)
Amortization of deferred policy acquisition costs	905	814	11.2	2,590	2,399	8.0
Other costs and expenses	543	547	(0.7)	1,690	1,527	10.7
Restructuring and related charges	18	40	(55.0)	55	94	(41.5)
Underwriting income	$726	$269	169.9	$1,411	$301	—

Catastrophe losses	$378	$96	—	$1,077	$494	118.0

Operating ratios
Claims and claims expense ratio	64.8	71.7		68.7	75.2
Expense ratio	23.5	23.7		23.6	23.1

Combined ratio	88.3	95.4		92.3	98.3

Effect of catastrophe losses on combined ratio	6.1	1.6		5.9	2.8

Effect of restructuring and related charges on combined ratio	0.3	0.7		0.3	0.5

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$2	$2	—	$10	$7	42.9

Premiums earned	$2	$2	—	$11	$8	37.5
Claims and claims expense	470	159	195.6	566	171	—
Other costs and expenses	3	1	—	7	5	40.0

Underwriting loss	$(471)	$(158)	198.1	$(562)	$(168)	—

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	7.6	2.7		3.1	0.9

Note:
Discontinued Lines and Coverages third quarter 2003 incurred losses include reserve strengthening recorded in conjunction with the Company's annual comprehensive "ground-up" review of the segment's reserve adequacy. Detailed information regarding the review can be found in the Discontinued Lines and Coverages section of this document.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions)	Est. 2003	2002	Percent Change	Est. 2003	2002	Percent Change
ALLSTATE BRAND
Standard auto	$3,515	$3,314	6.1	$10,216	$9,650	5.9
Non-standard auto	491	584	(15.9)	1,520	1,813	(16.2)
Involuntary auto	60	54	11.1	179	151	18.5
Commercial lines	210	191	9.9	639	580	10.2
Homeowners	1,467	1,327	10.6	3,874	3,480	11.3
Other personal lines	350	330	6.1	1,005	942	6.7

	6,093	5,800	5.1	17,433	16,616	4.9
IVANTAGE
Standard auto	315	314	0.3	925	919	0.7
Non-standard auto	42	36	16.7	128	80	60.0
Involuntary auto	10	3	—	30	5	—
Homeowners	139	128	8.6	387	368	5.2
Other personal lines	28	22	27.3	75	68	10.3

	534	503	6.2	1,545	1,440	7.3

ALLSTATE PROTECTION	6,627	6,303	5.1	18,978	18,056	5.1
DISCONTINUED LINES AND COVERAGES	2	2	—	10	7	42.9

PROPERTY-LIABILITY	$6,629	$6,305	5.1	$18,988	$18,063	5.1

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY NET RATE CHANGES APPROVED

	Three Months Ended September 30, 2003		Nine Months Ended September 30, 2003
	# of States	Weighted Average Rate Change (%)	# of States	Weighted Average Rate Change (%)
ALLSTATE BRAND
Standard auto	6	4.0	23	6.0
Non-standard auto	8	11.2	13	8.4
Homeowners	8	(1.2)	19	1.5
IVANTAGE
Standard auto (Encompass)	13	8.4	40	8.1
Non-standard auto (Deerbrook)	5	1.8	12	6.8
Homeowners (Encompass)	16	9.8	40	11.7
Note:
Rate increases that are indicated based on a loss trend analysis to achieve a targeted return, will continue to be pursued in all locations and for all products.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended September 30,
($ in millions)	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002
	Premiums Earned		Loss Ratio		Loss Ratio Excluding the Effect of Catastrophe Losses		Expense Ratio
ALLSTATE BRAND
Standard auto	$3,392	$3,203	65.7	72.8	64.8	72.7
Non-standard auto	507	599	55.0	68.3	54.2	68.1
Homeowners	1,242	1,091	59.7	71.1	37.4	64.4
Other	586	543	71.2	66.1	65.4	63.9

Total Allstate brand	5,727	5,436	64.0	71.3	58.0	69.7	23.2	22.9
IVANTAGE
Standard auto	299	298	68.6	74.8	67.6	74.5
Non-standard auto	44	26	84.1	130.8	84.1	130.8
Homeowners	124	118	83.9	73.7	58.1	67.8
Other	34	24	73.5	54.2	73.5	54.2

Total Ivantage	501	466	74.1	76.6	67.1	74.9	27.9	33.5

ALLSTATE PROTECTION	$6,228	$5,902	64.8	71.7	58.7	70.1	23.5	23.7

	Nine Months Ended September 30,
($ in millions)	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002
	Premiums Earned		Loss Ratio		Loss Ratio Excluding the Effect of Catastrophe Losses		Expense Ratio
ALLSTATE BRAND
Standard auto	$9,960	$9,448	70.4	74.2	68.6	73.5
Non-standard auto	1,589	1,844	67.7	73.2	66.8	72.9
Homeowners	3,623	3,139	61.7	80.6	42.4	70.1
Other	1,721	1,595	70.3	70.5	64.4	67.6

Total Allstate brand	16,893	16,026	68.3	74.9	62.4	72.2	23.1	22.3
IVANTAGE
Standard auto	894	896	72.0	76.1	71.1	75.3
Non-standard auto	120	57	83.3	117.5	83.3	117.5
Homeowners	367	350	77.9	85.7	57.8	73.4
Other	90	74	61.1	29.7	57.8	27.0

Total Ivantage	1,471	1,377	73.8	77.8	68.0	74.0	29.2	32.7

ALLSTATE PROTECTION	$18,364	$17,403	68.7	75.2	62.8	72.4	23.6	23.1

Note:
Other includes involuntary auto, commercial lines and other personal lines.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended September 30,
	Pretax Reserve Reestimates		Effect of Pretax Reserve Reestimates on the Combined Ratio
($ in millions)	Est. 2003	2002	Est. 2003	Change
Auto	$(139)	$(78)	(2.3)	(1.0)
Homeowners	(32)	106	(0.5)	(2.3)
Other	31	6	0.5	0.4

Allstate Protection	(140)	34	(2.3)	(2.9)
Discontinued Lines and Coverages	471	159	7.6	4.9

Property-Liability	$331	$193	5.3	2.0

Allstate Brand	$(138)	$3	(2.2)	(2.3)
Ivantage	(2)	31	(0.1)	(0.6)

Allstate Protection	$(140)	$34	(2.3)	(2.9)

	Nine Months Ended September 30,
	Pretax Reserve Reestimates		Effect of Pretax Reserve Reestimates on the Combined Ratio
($ in millions)	Est. 2003	2002	Est. 2003	Change
Auto	$(177)	$9	(1.0)	(1.1)
Homeowners	(17)	339	(0.1)	(2.0)
Other	52	35	0.3	0.1

Allstate Protection	(142)	383	(0.8)	(3.0)
Discontinued Lines and Coverages	566	171	3.1	2.1

Property-Liability	$424	$554	2.3	(0.9)

Allstate Brand	$(164)	$352	(0.9)	(2.9)
Ivantage	22	31	0.1	(0.1)

Allstate Protection	$(142)	$383	(0.8)	(3.0)

Note:
Allstate Protection third quarter 2003 reserve reestimates include the impact of better than expected auto injury severity development and the release of $38 million of IBNR reserves due to lower than anticipated losses in Texas related to mold claims.

Note:
Discontinued Lines and Coverages third quarter 2003 pretax reserve reestimates include reserve strengthening recorded in conjunction with the Company's annual comprehensive "ground-up" review of the segment's reserve adequacy. Detailed information regarding the review can be found in the Discontinued Lines and Coverages section of this document.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions)	Est. 2003	2002	Percent Change	Est. 2003	2002	Percent Change
Life Products
Interest-sensitive life	$272	$244	11.5	$767	$747	2.7
Traditional	105	100	5.0	284	288	(1.4)
Other	166	149	11.4	470	427	10.1

Subtotal	543	493	10.1	1,521	1,462	4.0
Annuities
Fixed annuities — deferred	1,471	1,395	5.4	3,751	3,170	18.3
Fixed annuities — immediate	174	138	26.1	617	491	25.7
Variable annuities	621	609	2.0	1,555	1,805	(13.9)

Subtotal	2,266	2,142	5.8	5,923	5,466	8.4
Institutional Products
Indexed funding agreements	125	100	25.0	390	275	41.8
Funding agreements backing medium-term notes	949	85	—	1,667	1,462	14.0
Other	3	—	—	7	39	(82.1)

Subtotal	1,077	185	—	2,064	1,776	16.2
Bank Deposits	114	138	(17.4)	284	369	(23.0)

Total	$4,000	$2,958	35.2	$9,792	$9,073	7.9

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions, except par value data)	September 30, 2003 (Est.)	Dec. 31, 2002
Assets
Investments
Fixed income securities, at fair value (amortized cost $79,634 and $72,123)	$85,222	$77,152
Equity securities, at fair value (cost $3,886 and $3,223)	4,744	3,683
Mortgage loans	6,426	6,092
Short-term	3,526	2,215
Other	1,581	1,508

Total investments	101,499	90,650
Cash	247	462
Premium installment receivables, net	4,455	4,075
Deferred policy acquisition costs	4,610	4,385
Reinsurance recoverables, net	3,113	2,883
Accrued investment income	1,033	946
Property and equipment, net	1,049	989
Goodwill	930	927
Other assets	1,149	984
Separate Accounts	12,177	11,125

Total assets	$130,262	$117,426

Liabilities
Reserve for property-liability insurance claims and claims expense	$17,681	$16,690
Reserve for life-contingent contract benefits	10,903	10,256
Contractholder funds	45,522	40,751
Unearned premiums	9,260	8,578
Claim payments outstanding	685	739
Other liabilities and accrued expenses	9,640	7,150
Deferred income taxes	656	259
Short-term debt	—	279
Long-term debt	4,378	3,961
Separate Accounts	12,177	11,125

Total liabilities	110,902	99,788

Mandatorily Redeemable Preferred Securities of Subsidiary Trust	—	200
Shareholders' equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 703 million and 702 million shares outstanding	9	9
Additional capital paid-in	2,612	2,599
Retained income	21,043	19,584
Deferred compensation expense	(214)	(178)
Treasury stock, at cost (197 million and 198 million shares)	(6,291)	(6,309)
Accumulated other comprehensive income:
Unrealized net capital gains and losses and net gains and losses on derivative financial instruments	3,037	2,602
Unrealized foreign currency translation adjustments	(16)	(49)
Minimum pension liability adjustment	(820)	(820)

Total accumulated other comprehensive income	2,201	1,733

Total shareholders' equity	19,360	17,438

Total liabilities and shareholders' equity	$130,262	$117,426

Discontinued Lines and Coverages Reserves

        During the third quarter, we completed our annual comprehensive "ground up" review of reserves for the Discontinued Lines and Coverages segment. Reserve reestimates are recorded in the reporting period in which they are determined. This review employed established industry and actuarial best practices within the context of the legal, legislative and economic environment.

        Our net asbestos reserves by type of exposure and total reserve additions by quarter and year-to-date are shown in the following table.

	September 30, 2003				December 31, 2002
($ in millions)	Number of Active Policyholders	Est. Net Asbestos Reserves		% of Asbestos Reserves	Number of Active Policyholders	Net Asbestos Reserves**	% of Asbestos Reserves**
Direct policyholders
-Primary	49	$30		3%	40	$16	2%
-Excess	274	208		19	240	87	14

Total direct policyholders	323	238		22%	280	103	16%
Assumed reinsurance		191		17		173	27
Incurred but not reported claims ("IBNR")		673		61		359	57

Total net reserves		$1,102		100%		$635	100%
Reserve additions
First Quarter		$34				$—
Second Quarter		38				—
Third Quarter		442				121

Nine months ended September 30		$514				$121
Survival ratio excluding commutations, policy buy-backs and settlement agreements as of December 31, 2002
Current year		19.1	*			10.3
Three year average		23.3	*			12.5
*
For these calculations, est. reserve additions of $514 million have been added to the $635 million of asbestos reserves at December 31, 2002 to facilitate an updated calculation of survival ratios with comparable, annual financial data.

**
To conform to the current year presentation, $8 million of asbestos reserves at December 31, 2002 has been reclassified from direct excess insurance policyholders to direct primary insurance policyholders.

        During the first nine months of 2003, 65 direct primary and excess policyholders reported new claims, and claims of 22 policyholders' were closed, so that the number of direct policyholders with active claims increased by 43.

        Reserve additions for asbestos in the third quarter of 2003, totaling est. $442 million, were primarily for products-related coverage. This increase essentially was a result of more claimants being reported by excess insurance policyholders with existing active claims and new claims being reported in our assumed reinsurance business. This trend is consistent with the trends of other carriers in the industry. We believe it is related to increased publicity and awareness of coverage, ongoing litigation, potential congressional activity and bankruptcy actions. Reserve additions for asbestos for the nine-months ended September 30, 2003, totaled est. $514 million.

  •
  Increased net reserves for direct primary insurance of est. $14 million were comprised of $12 million for policyholders with existing active claims and $2 million for policyholders that previously had no active claims. We were not a significant direct primary insurer and did not insure any of the large asbestos manufacturers on a direct primary basis.

  •
  Increased net reserves for direct excess insurance of est. $121 million were due to policyholders with existing active claims. The increase on existing active claims is attributable to an increase in the number of claims filed against our direct excess insureds.

  •
  Increased net reserves for assumed reinsurance of est. $18 million reflect increased cessions as ceding companies (other insurance carriers) also experienced increased claim activity. Approximately

85% of the assumed reinsurance reserves are for small participations in excess of loss reinsurance programs of other carriers. The remainder result from pro-rata reinsurance. Many of the same insureds that have reported claims to us on their direct excess insurance coverages have also reported claims to carriers included in our assumed reinsurance exposure. The number of reported new claims is shown in the following table.

	Nine months ended September 30, 2003	Year ended December 31, 2002	Year ended December 31, 2001
New Claims*	206	197	182
*
New claims are defined as the aggregate number of policyholders with claims reported by all ceding companies.

•
Increased net reserves for IBNR of est. $314 million were in anticipation of continued claims activity. IBNR now represents 61% of total asbestos reserves, 4 points higher than at December 31, 2002. IBNR reserves are estimated to provide for probable future unfavorable reserve development of known claims and future reporting of additional unknown claims from current and new direct active policyholders and ceding companies.

        Our exposure to non-products-related losses represents approximately 5% of total reserves. We do not anticipate significant changes in this percentage as insureds' retentions associated with excess insurance programs, which are our principal direct insurance, and assumed reinsurance exposure are seldom exceeded. We did not write direct primary insurance on policyholders with the potential for significant non-products-related loss exposure.

        Liability for actual and potential asbestos losses has caused a number of companies to file for bankruptcy protection. Of 63 companies with significant asbestos exposure, all but one of which are in bankruptcy, on a direct basis, we:

  •
  Did not insure 44

  •
  Settled with 12

  •
  Reserved to excess insurance policy limits on 3

  •
  Reserved to maximum mutual agreed upon exposure on 1

  •
  Appropriately reserved for the remaining 3

        Although we do not believe a greater exposure is probable for the remaining 3, our maximum additional exposure to full policy limits for the remaining 3 in the aggregate is est. $26 million after-tax.

        Reserves related to asbestos manufacturers in bankruptcy, whose claims are still in the process of resolution, are established based on claims that have occurred and other related information. We also establish reserves for assumed reinsurance written by another carrier on these manufacturers in proportion to our participation share in the reinsurance agreements. The claim resolution process in these bankruptcies is lengthy and involves, among other factors, filing notices of claim by all current claimants, evaluating pre-petition and post-petition claims, negotiations among the various creditor groups and the debtors and, if necessary, evidentiary hearings by the bankruptcy court. Management will continue to monitor the relevant bankruptcies.

        Our pending, new, total closed and closed without payment claims for asbestos since December 31, 2002 are summarized in the following table:

Number of Asbestos Claims

Pending as of December 31, 2002	6,900
New	1,973
Total closed	852

Pending as of September 30, 2003	8,021

Closed without payment	556

        The changes in claim counts may not correlate directly to the change in recorded reserves because estimated net loss reserves for asbestos are subject to uncertainties that are greater than those presented by other types of claims as described in the Company's Form 10-K dated December 31, 2002.

        To further limit our asbestos exposure, we have purchased significant reinsurance, primarily to reduce our exposure to loss in our direct excess insurance business. Our reserves recoverable from reinsurers are estimated to be approximately 32.1% of our gross estimated losses, after a reduction for known reinsurer insolvencies.

        Our three-year average survival ratio, as updated above, is viewed to be a more representative prospective measure of current reserve adequacy than other survival ratio calculations. Now at 23.3 years as of December 31, 2002, our survival ratio is at a level we consider a strong asbestos reserve position. A one-year increase in the three-year average asbestos survival ratio at December 31, 2002 would require an after-tax increase in reserves of approximately $31 million.

        In addition to asbestos reserve actions taken in the quarter, we also increased the allowance for future uncollectible reinsurance by est. $14.1 million, reserves for environmental exposure by est. $0.4 million and other discontinued lines and coverages reserves by est. $8.4 million.

        We believe that our reserves are appropriately established based on assessments of pertinent factors and characteristics of exposure (e.g. claim activity, potential liability, jurisdiction, products versus non-products exposure) presented by individual policyholders, assuming no change in the legal, legislative or economic environment. Another comprehensive "ground up" review will be completed in the third quarter next year, as well as assessments each quarter to determine if any intervening significant events or developments require an interim adjustment to reserves.

Definitions of Non-GAAP and Operating Measures

        We believe that investors' understanding of Allstate's performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

        Operating income is Income before dividends on preferred securities and the cumulative effect of change in accounting principle, after-tax, excluding the effects of Realized capital gains and losses, after-tax, and (Loss) gain on disposition of operations, after-tax. Upon the adoption of Financial Accounting Standards Board Interpretation No. 46 on July 1, 2003, Operating income is defined as Income before the cumulative effect of change in accounting principle, after-tax, excluding the effects of Realized capital gains and losses, after-tax, and (Loss) gain on disposition of operations, after-tax. In our operating income computation, the net effect of Realized capital gains and losses, after-tax, includes Allstate Financial's DAC amortization only to the extent that it resulted from the recognition of Realized capital gains and losses. Net income is the most directly comparable GAAP measure.

        We use this measure to evaluate our results of operations and as an integral component for incentive compensation. It reveals trends in our insurance and financial services business that may be obscured by the net effect of Realized capital gains and losses and (Loss) gain on disposition of operations. These items may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process. Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered as a substitute for Net income and does not reflect the overall profitability of our business.

        The following tables reconcile Operating income and Net income for the third quarter and first nine months of 2003 and 2002.

For the three months ended September 30,

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002
Operating income	$533	$430	$135	$112	$638	$516	$0.91	$0.73
Realized capital gains and losses	109	(251)	(3)	(164)	103	(419)
Reclassification of DAC amortization	—	—	(6)	5	(6)	5
Income tax benefit (expense)	(39)	91	2	56	(35)	148

Realized capital gains and losses, after-tax	70	(160)	(7)	(103)	62	(266)	0.08	(0.38)
(Loss) gain on disposition of operations, after-tax	1	—	(9)	—	(8)	—	(0.01)	—

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	604	270	119	9	692	250	0.98	0.35
Dividends on preferred securities of subsidiary trust(s), after-tax	—	—	—	—	—	(2)	—	—
Cumulative effect of change in accounting principle, after-tax	(1)	—	—	—	(1)	—	(0.01)	—

Net income (loss)	$603	$270	$119	$9	$691	$248	$0.97	$0.35

For the nine months ended September 30,

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002
Operating income	$1,647	$1,139	$348	$398	$1,910	$1,457	$2.71	$2.05
Realized capital gains and losses	177	(380)	(83)	(288)	90	(675)
Reclassification of DAC amortization	—	—	(31)	2	(31)	2
Income tax benefit (expense)	(57)	140	42	94	(13)	236

Realized capital gains and losses, after-tax	120	(240)	(72)	(192)	46	(437)	0.06	(0.62)
(Loss) gain on disposition of operations, after-tax	3	5	(9)	—	(6)	5	(0.01)	0.01

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,770	904	267	206	1,950	1,025	2.76	1.44
Dividends on preferred securities of subsidiary trust(s), after-tax	—	—	—	—	(5)	(7)	—	(0.01)
Cumulative effect of change in accounting principle, after-tax	(1)	(48)	—	(283)	(1)	(331)	(0.01)	(0.46)

Net income (loss)	$1,769	$856	$267	$(77)	$1,944	$687	$2.75	$0.97

        In this press release, we provide guidance on operating income per diluted share for 2003 (excluding restructuring and related charges and assuming a level of average expected catastrophe losses used in pricing for the remainder of the year). A reconciliation of this measure to Net income is not accessible on a forward-looking basis because it is not possible to provide a reliable forecast of Realized capital gains and losses, which can vary substantially from one period to another and may have a significant impact on Net income. Because a forecast of Realized capital gains and losses is not accessible, neither is a forecast of the effects of Realized capital gains and losses on DAC amortization and income taxes. We estimate that the year-end 2003 restructuring and related charges will be $0.05 per diluted share. The other reconciling items between Operating income and Net income on a forward-looking basis are (Loss) gain on disposition of operations after-tax and Cumulative effect of changes in accounting principle, which we assume to be zero for the remainder of 2003.

        Underwriting income (loss) is Premiums earned, less Claims and claims expense ("losses"), Amortization of DAC, Operating costs and expenses and Restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. We believe it is useful for investors to evaluate the components of income separately and in the aggregate when reviewing our performance. Underwriting income (loss) should not be considered as a substitute for Net income and does not reflect the overall profitability of our business. Net income is the most directly comparable GAAP measure. A reconciliation of Property-Liability Underwriting income to Net income is provided in the Segment Results table.

        Operating income return on equity is a ratio found useful by investors that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of the beginning and end of the 12-month period shareholders' equity after excluding the after-tax effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity and because investors often use this measure when evaluating the performance of insurers. Moreover, it enhances investor understanding by eliminating the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of changes in accounting, which can fluctuate significantly. Return on Equity is the most directly comparable GAAP measure. The following table shows the two computations.

	For the twelve months ended September 30,
($ in millions)	Est. 2003	2002
Return on equity
Numerator:
Net income	$2,391	$951

Denominator:
Beginning shareholders' equity	17,766	17,293
Ending shareholders' equity	19,360	17,766
Average shareholders' equity	$18,563	$17,530

ROE	12.9	5.4

Operating income return on equity
Numerator:
Operating income	$2,528	$1,766

Denominator:
Beginning shareholders' equity	17,766	17,293
Unrealized net capital gains	2,446	1,905

Adjusted beginning shareholders' equity	15,320	15,388
Ending shareholders' equity	19,360	17,766
Unrealized net capital gains	3,037	2,446

Adjusted ending shareholders' equity	16,323	15,320
Average shareholders' equity	$15,822	$15,354

Operating income ROE	16.0	11.5

Operating Measures

        We believe that investors' understanding of Allstate's performance is enhanced by our disclosure of the following operating financial measures. Our method of calculating these measures may differ from that used by other companies and therefore comparability may be limited.

        Premiums written is the amount of premiums charged for policies issued during a fiscal period. Premiums earned is a GAAP measure. Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period. The portion of premiums written applicable to the unexpired terms of the policies is recorded as Unearned premiums on our Consolidated Statements of Financial Position.

        The following table presents a reconciliation of premiums written to premiums earned.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2003	2002	Est. 2003	2002
Premiums written	$6,629	$6,305	$18,988	$18,063
(Increase) decrease in Unearned Premiums	(421)	(397)	(669)	(654)
Other	22	(4)	56	2

Premiums earned	$6,230	$5,904	$18,375	$17,411

        Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales. It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

        The following table illustrates where Premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2003	2002	Est. 2003	2002
GAAP premiums*	$309	$284	$1,018	$940
Deposits to contractholder funds, separate accounts and other	3,691	2,674	8,774	8,133

Total Premiums and deposits	$4,000	$2,958	$9,792	$9,073

*
Life and annuity contract charges in the amount of est. $229 million and $228 million for the three months ended September 30, 2003 and 2002, respectively and est. $692 million and $692 million for the nine months ended September 30, 2003 and 2002, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item Life and annuity premiums and contract charges.

        New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate proprietary distribution channel. New sales of financial products by Allstate exclusive agencies includes annual premiums on new insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other company's mutual funds, and excludes renewal premiums. New sales of financial products by Allstate exclusive agencies for the nine months ended September 30, 2003 and 2002 totaled est. $1.22 billion and $1.15 billion, respectively.

        This press release contains forward-looking statements about our operating income for 2003. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons. Projected weighted average rate changes in our Property-Liability business may be lower than projected due to a decrease in PIF. Loss costs in our Property-Liability business, including losses due to catastrophes such as hurricanes and earthquakes, may exceed management's projections. Competitive pressures could lead to sales of Property-Liability products, including private passenger auto and homeowners insurance, that are lower than we have projected, due to our increased prices and our modified underwriting practices. Investment income may not meet management's projections due to poor stock market performance or lower returns on the fixed income portfolio. Significantly lower interest rates and equity markets could increase deferred acquisition cost amortization, reduce contract charges, investment margins and the profitability of the Allstate Financial segment. We undertake no obligation to publicly correct or update any forward-looking statements. This press release contains unaudited financial information.

        The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 16 million households and has approximately 12,300 exclusive agents and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life and supplemental insurance, retirement, banking and investment products through distribution channels that include Allstate agents, independent agents, and banks and securities firms.

        We post an interim investor supplement on our web site. You can access it by going to allstate.com and clicking on "Investor Relations." From there, go to the "Quarterly Investor Info" button. We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino
Media Relations
(847) 402-5600

Robert Block, Larry Moews, Phil Dorn
Investor Relations
(847) 402-2800

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